Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
GENCORP INC.

_______________________________________________
Pursuant to Section 242 of the General Corporation Law of the State of Delaware

GenCorp Inc., a corporation organized and existing under the laws of the State of Delaware (“Corporation”), hereby certifies that:

1.	The name of this Corporation is GenCorp Inc.

2.
Pursuant to Section 242 of the Delaware General Corporation Law, this Certificate of Amendment hereby amends Paragraph First of the Certificate of Incorporation (the “Certificate of Incorporation”) by deleting it in its entirety and replacing it with the following:

“FIRST:     The name of this corporation is Aerojet Rocketdyne Holdings, Inc. (the “Corporation”).”

3.	The foregoing amendment shall be effective as of 8:30 a.m. Eastern Time on April 27, 2015.

4.
The amendment of the Corporation’s Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation’s Board of Directors.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by Kathleen E. Redd, its Vice President, Chief Financial Officer and Assistant Secretary, this 24th day of April, 2015.

GENCORP INC.

By:	/s/ Kathleen E. Redd
	Name:	Kathleen E. Redd
	Title:	Vice President, Chief Financial Officer and Assistant Secretary